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                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS
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              LIVING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                   (in thousands, except per share amount)
                                 (unaudited)


                                                  1996      1995      1994
                                                 -------   -------   -------
ASSUMING FULL DILUTION (a)


Net Income                                       $43,180   $24,234   $26,616

Pro forma taxes  (b)                                   0       599       899
                                                 -------   -------   -------
Pro forma net income                             $43,180   $23,635   $25,717
                                                 =======   =======   =======

Applicable Common Shares:

    Weighted average shares outstanding
        during the period                         20,124    18,851    16,923

    Weighted average shares issuable
        upon exercise of common stock
        options using the treasury stock
        method                                       191       193       209

    Weighted average shares issuable
        upon exercise of warrants using
        the treasury stock method                     -         -         -
                                                 -------   -------   -------


    Total shares                                  20,315    19,044    17,132
                                                 =======   =======   =======



Earnings per share (fully diluted) (c)           $  2.13   $  1.27   $  1.55
                                                 =======   =======   =======


Pro forma earnings per share (fully diluted(c)   $  2.13   $  1.24   $  1.50
                                                 =======   =======   =======


(a)  This calculation is submitted in accordance with Regulation S-K, item 601 (b) (1 by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in less

(b) The pro forma provision is included to reflect the estimated taxes that would ha BCC Entities S corporations

(c) Excluding non-recurring merger and acquisition and other related costs of $14.3 per share and pro forma earnings per share in 1995 would have been $1.94 and $